Exhibit 99.3

BRICKELL BIOTECH, INC.

BRICKELL BIOTECH, INC.
CONDENSED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,079	$8,067
Prepaid expenses and other current assets	362	204
Total current assets	2,441	8,271
Property and equipment, net	20	37
Operating lease right-of-use asset	186	—
Intangible assets	441	441
Total assets	$3,088	$8,749

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$7,120	$4,067
Accrued liabilities	4,039	3,272
Lease liability, current portion	67	—
Deferred revenue, current portion	3,040	8,117
Convertible promissory notes	3,598	—
Derivative liability	1,007	—
Notes payable	3,184	4,639
Total current liabilities	22,055	20,095
Contingent consideration	145	145
Lease liability, net of current portion	111	—
Warrant liability	1,048	242
Deferred revenue, net of current portion	608	1,595
Total liabilities	23,967	22,077
Redeemable convertible preferred stock (Series A, B, C and C-1), $0.0001 par value, 4,446,228 and 4,182,943 shares authorized at June 30, 2019 and December 31, 2018, respectively; 3,639,905 shares issued and outstanding at June 30, 2019 and December 31, 2018; aggregate liquidation preference of $48,017 and $46,985 at June 30, 2019 and December 31, 2018, respectively	47,934	58,290
Commitments and contingencies (Note 7)
Stockholders’ deficit:
Common Stock, $0.0001 par value, 10,000,000 and 8,000,000 shares authorized at June 30, 2019 and December 31, 2018, respectively; 1,706,251 issued and outstanding at June 30, 2019 and December 31, 2018	—	—
Additional paid-in capital	520	—
Accumulated deficit	(69,333)	(71,618)
Total stockholders’ deficit	(68,813)	(71,618)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$3,088	$8,749

See accompanying notes to unaudited financial statements.

BRICKELL BIOTECH, INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Collaboration revenue	$2,573	$373	$6,065	$5,373

Operating expenses:
Research and development	4,229	2,254	10,248	4,436
General and administrative	1,323	1,434	3,389	3,488
Total operating expenses	5,552	3,688	13,637	7,924
Loss from operations	(2,979)	(3,315)	(7,572)	(2,551)
Interest income	4	16	10	22
Interest expense	(660)	(255)	(884)	(502)
Change in fair value of derivative liability	(11)	—	(11)	—
Change in fair value of warrant liability	(8)	2	223	6
Net loss	(3,654)	(3,552)	(8,234)	(3,025)
(Accretion) reduction of redeemable convertible preferred stock to redemption value	(163)	(865)	10,356	(4,105)
Net income (loss) attributable to common stockholders	$(3,817)	$(4,417)	$2,122	$(7,130)

Basic net income (loss) per common share attributable to common stockholders	$(2.24)	$(2.60)	$1.24	$(4.20)

Diluted net income (loss) per common share attributable to common stockholders	$(2.24)	$(2.60)	$(1.54)	$(4.20)

Weighted-average shares used to compute basic net loss per share attributable to common stockholders	1,706,251	1,699,584	1,706,251	1,699,478

Weighted-average shares used to compute diluted net loss per share attributable to common stockholders	1,706,251	1,699,584	5,346,156	1,699,478

See accompanying notes to unaudited financial statements.

BRICKELL BIOTECH, INC.
UNAUDITED CONDENSED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share and per share data)

	Series A, B, C & C-1 Reedemable Convertible Preferred Stock		Common Stock		Additional Paid-In-Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Carrying Value	Shares	Par Value
Balance, December 31, 2017	3,639,905	$52,354	1,695,418	$—	$—	$(59,936)	$(59,936)
Effect of adoption of Topic 606	—	—	—	—	—	2,734	2,734
Stock based compensation	—	—	—	—	190	—	190
Issuance of common stock through exercise of stock option	—	—	4,166	—	17	—	17
Accretion of redeemable convertible preferred stock to redemption value	—	3,240	—	—	(207)	(3,033)	(3,240)
Net income	—	—	—	—	—	527	527
Balance, March 31, 2018 (unaudited)	3,639,905	55,594	1,699,584	—	—	(59,708)	(59,708)
Stock based compensation	—	—	—	—	175	—	175
Accretion of redeemable convertible preferred stock to redemption value	—	865	—	—	(175)	(690)	(865)
Net loss	—	—	—	—	—	(3,552)	(3,552)
Balance, June 30, 2018 (unaudited)	3,639,905	$56,459	1,699,584	$—	$—	$(63,950)	$(63,950)

Balance, December 31, 2018	3,639,905	$58,290	1,706,251	$—	$—	$(71,618)	$(71,618)
Stock based compensation	—	—	—	—	384	—	384
Reduction of redeemable convertible preferred stock to redemption value	—	(10,519)	—	—	—	10,519	10,519
Net loss	—	—	—	—	—	(4,580)	(4,580)
Balance, March 31, 2019 (unaudited)	3,639,905	47,771	1,706,251	—	384	(65,679)	(65,295)
Stock based compensation	—	—	—	—	299	—	299
Accretion of redeemable convertible preferred stock to redemption value	—	163	—	—	(163)	—	(163)
Net loss	—	—	—	—	—	(3,654)	(3,654)
Balance, June 30, 2019 (unaudited)	3,639,905	$47,934	1,706,251	$—	$520	$(69,333)	$(68,813)

See accompanying notes to unaudited financial statements.

BRICKELL BIOTECH, INC.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2019	2018
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,234)	$(3,025)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	21	25
Change in fair value of derivative liability	11	—
Change in fair value of warrant liability	(224)	(6)
Amortization of convertible promissory notes discount	381	—
Amortization of debt discounts and financing costs	170	196
Stock-based compensation	683	365
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(165)	(74)
Accounts payable	3,053	1,225
Accrued liabilities	866	(907)
Deferred revenue	(6,064)	15,230
Total adjustments	(1,268)	16,054
Net cash provided by (used in) operating activities	(9,502)	13,029

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4)	(8)
Net cash used in investing activities	(4)	(8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments made on note payable	(1,609)	(509)
Proceeds from issuance of convertible promissory notes	5,127	—
Proceeds from the exercise of stock options	—	17
Net cash provided by (used in) financing activities	3,518	(492)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,988)	12,529
CASH AND CASH EQUIVALENTS—BEGINNING	8,067	5,399
CASH AND CASH EQUIVALENTS—ENDING	$2,079	$17,928

Supplement Disclosure of Cash Flow Information:
Interest paid	$234	$310

Supplement Disclosure of Non-Cash Financing and Investing Activities:
Accretion (reduction) of redeemable convertible preferred stock to redemption value	$(10,376)	$4,085
Accretion of redeemable convertible preferred stock issuance costs	$20	$20
Deferred financing costs included in accrued liabilities	$154	$—
Derivative liability issued with convertible promissory notes	$996	$—
Warrants issued with convertible promissory notes to purchase common stock	$1,029	$—
See accompanying notes to unaudited financial statements.

BRICKELL BIOTECH, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS
Brickell Biotech, Inc. (the “Company”) was incorporated in the state of Delaware and commenced activities on September 17, 2009. The Company is a clinical-stage pharmaceutical company focused on developing of innovative and differentiated therapeutics for the treatment of debilitating skin diseases. The Company’s pipeline consists of potential novel therapeutics for hyperhidrosis, cutaneous T-cell lymphoma, psoriasis, and other prevalent dermatological conditions. The Company’s pivotal Phase 3-ready clinical-stage product candidate, sofpironium bromide, is a new molecular entity and “soft” drug that belongs to a class of medications called anticholinergics. The Company is developing sofpironium bromide as a potential best-in-class, self-administered, once daily, topical prescription hyperhidrosis therapy for the treatment of primary axillary hyperhidrosis. The Company’s operations to date have been limited to business planning, raising capital, developing its pipeline assets (in particular sofpironium bromide), identifying product candidates, and other research and development. The Company is headquartered in Boulder, Colorado.
Agreement and Plan of Merger
On June 2, 2018, the Company, Victory Subsidiary, Inc. (“Merger Sub”), and Vical Incorporated (“Vical”), entered into the Merger Agreement, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as a wholly-owned subsidiary of Vical and the surviving corporation of the Merger.
Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, each outstanding share of the Company capital stock will be converted into the right to receive shares of Vical common stock (subject to the payment of cash in lieu of fractional shares and after giving effect to a reverse stock split of Vical common stock if determined necessary or appropriate by the Company, Vical and Merger Sub) such that, immediately following the Effective Time, preexisting Company stockholders, optionholders and warrantholders are expected to own, or hold rights to acquire, approximately 60% of the Fully-Diluted Common Stock of Vical, and preexisting Vical stockholders, optionholders and warrantholders are expected to own, or hold rights to acquire, approximately 40% of the Fully-Diluted Common Stock of Vical. Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of Vical, and satisfaction of minimum net working capital thresholds by each of Vical and the Company. At the effective time of the Merger, the Board of Directors of Vical is expected to consist of seven members, five of whom will be designated by the Company and two of whom will be designated by Vical.
Contemporaneously with the execution and delivery of the Merger Agreement, and as a condition of the willingness of Vical to enter into the Merger Agreement, the Company entered into a funding agreement with NovaQuest Capital Management, LLC (“NovaQuest”) pursuant to which NovaQuest committed up to $25 million in research and development funding to the Company following the closing of the Merger. Concurrently with the closing of the funding agreement, the surviving corporation of the Merger will issue a warrant to NovaQuest to purchase shares of Vical common stock in an amount based on 10% warrant coverage on the $25.0 million funding commitment and the exchange ratio for the Merger.
Liquidity and Capital Resources
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. The Company has incurred significant operating losses and has an accumulated deficit as a result of ongoing efforts to develop product candidates, including conducting preclinical and clinical trials and providing general and administrative support for these operations. For the six months ended June 30, 2019, the Company had a net loss of $8.2 million and net cash used in operating activities of $9.5 million. As of June 30, 2019, the Company had cash and cash equivalents of $2.1 million and an accumulated deficit of $69.3 million.
The Company expects to continue to incur additional substantial losses in the foreseeable future as a result of the Company’s research and development activities. The Company believes that its cash and cash equivalents as of June 30, 2019 as well as cash received from the Merger and the transactions mentioned in Note 11 will be sufficient to fund its operations for at least the next twelve months from the issuance of the unaudited financial statements, however the Merger is subject to conditions such as a shareholder vote and while expected, this is not certain. Additional funding will be required in the future to maintain its present and proposed research activities. There can be no assurance that additional equity or debt financing will be available on acceptable terms, if at all. If the Company is unable to raise additional funding to meet its working capital needs in the future, it will be forced to delay or reduce the scope of its research programs and/or limit or cease its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months subsequent to the issuance of these financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules and regulations, certain footnotes or other financial information normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted. These condensed financial statements have been prepared on the same basis as our annual financial statements and, in the opinion of our management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of our financial information. The results of operations for the three and six months ended June 30, 2019 are not necessarily indicative of the results to be expected for the full year ending December 31, 2019 or any other future period. The condensed balance sheet as of June 30, 2019 has been derived from financial statements at that date but does not include all of the information required by US GAAP for complete financial statements.
Risks and Uncertainties
The Company’s business is subject to significant risks common to early-stage companies in the pharmaceutical industry including, but not limited to, the ability to develop appropriate formulations, scale up and production of the compounds, dependence on collaborative parties, uncertainties associated with obtaining and enforcing patents, clinical success, the lengthy and expensive regulatory approval process, compliance with regulatory requirements, competition from other products; uncertainty of broad adoption of its approved products, if any, by physicians and patients; significant competition; ability to manage third-party manufacturers, suppliers and contract research organizations (“CROs”) and obtaining additional financing to fund the Company’s efforts.
The product candidates developed by the Company require approvals from the FDA and foreign regulatory agencies prior to commercial sales in the United States or foreign jurisdictions, respectively. There can be no assurance that the Company’s current and future product candidates will receive the necessary approvals. If the Company is denied approval or approval is delayed, it may have a material adverse impact on the Company’s business and its financial condition.
The Company expects to incur substantial operating losses for the next several years and will need to obtain additional financing in order to complete clinical studies and launch and commercialize any product candidates for which it receives regulatory approval. There can be no assurance that such financing will be available or will be at terms acceptable by the Company.
Fair Value Measurements
Fair value is the price that the Company would receive to sell an asset or pay to transfer a liability in a timely transaction with an independent counterparty in the principal market or in the absence of a principal market, the most advantageous market for the asset or liability. A three-tier hierarchy is established to distinguish between (1) inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances (unobservable inputs), and establishes a classification of fair value measurements for disclosure purposes.
The hierarchy is summarized in the three broad levels listed below.
Level 1—quoted prices in active markets for identical assets and liabilities
Level 2—other significant observable inputs (including quoted prices for similar assets and liabilities, interest rates, credit risk, etc.)
Level 3—significant unobservable inputs (including the Company’s own assumptions in determining the fair value of assets and liabilities)

The following tables set forth the fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis based on the three-tier fair value hierarchy as of June 30, 2019 and December 31, 2018 (in thousands):

	June 30, 2019
	Level 1	Level 2	Level 3
Assets:
Money market funds	$2,079	$—	$—
Total	$2,079	$—	$—

Liabilities:
Contingent consideration	$—	$—	$145
Redeemable convertible preferred stock warrant liability	—	—	2
Derivative liability	—	—	1,007
Common stock warrant liability	—	—	1,046
Total	$—	$—	$2,200

	December 31, 2018
	Level 1	Level 2	Level 3
Assets:
Money market funds	$8,067	$—	$—
Total	$8,067	$—	$—

Liabilities:
Contingent consideration	$—	$—	$145
Redeemable convertible preferred stock warrant liability	—	—	242
Total	$—	$—	$387

Fair Value of Financial Instruments
The following methods and assumptions were used by the Company in estimating the fair values of each class of financial instrument disclosed herein:
Money market funds—The carrying amounts reported in the balance sheets approximate their fair values due to their short-term nature and/or market rates of interest (Level 1 of the fair value hierarchy).
Contingent consideration—These amounts represent future payments in conjunction with various business combinations. The ultimate amount of future payments is based on specified future criteria, such as the achievement of certain future development and regulatory milestones. The Company evaluates its estimates of the fair value of contingent consideration on a periodic basis. The fair value of the contingent consideration was determined by a third-party valuation firm applying the income approach. This approach estimates the fair value of the contingent consideration related to the achievement of future development and regulatory milestones by assigning an achievement probability and date of expected completion to each potential milestone and discounting the associated cash payment to its present value using a risk-adjusted rate of return. The probability of success of each milestone assumes that the prerequisite developmental milestones are successfully completed and is based on the asset’s current stage of development and anticipated regulatory requirements. The probability of success for each milestone is determined by multiplying the preceding probabilities of success. The unobservable inputs (Level 3 of the fair value hierarchy) to the valuation models that have the most significant effect on the fair value of the Company’s contingent consideration are the probabilities that certain in-process development projects will meet specified development milestones, including ultimate approval by the FDA, with individual cumulative probabilities ranging from 2.1% to 20.9%. Other unobservable inputs used in this approach include: risk-adjusted discount rates ranging from 15.5% to 27.1% and estimates of the timing of the achievement of the various product development, regulatory approval and sales milestones.
Redeemable convertible preferred stock warrant liability—These amounts represent potential future obligations to transfer assets to the holders at a future date. The Company remeasures these warrants to current fair value at each balance sheet date, and any change in fair value is recognized as a change in fair value of warrant liability in the statements of operations. The Company estimated the fair value of these warrants at the respective balance sheet dates using the Black-Scholes option-pricing model (Level 3 of the fair value hierarchy table) (see further discussion in Note 6).
Inputs used to determine estimated fair value of the warrant liabilities include the estimated fair value of the underlying stock at the valuation date, the estimated term of the warrants, risk-free interest rates, expected dividends and the expected volatility of the underlying stock. The most significant unobservable inputs used in the fair value measurement of the convertible preferred stock warrant liability are the fair value of the underlying stock at the valuation date and the estimated term of the warrants. Generally, increases (decreases) in the fair value of the underlying stock and estimated term would result in a directionally similar impact to the fair value measurement.
The fair value of the outstanding convertible preferred stock warrants was remeasured as of each period end using the Black-Scholes option-pricing model with the following assumptions:

	2019	2018
Expected term (in years)	6.6	7.1
Expected volatility	30.00%	30.00%
Risk free interest rate	1.87%	2.59%
Expected dividend yield	—%	—%
Fair Value of Redeemable Convertible Preferred Stock. The fair value of the shares of the convertible preferred stock underlying the preferred stock warrants has historically been determined by a third-party valuation firm. Because there has been no public market for the Company’s convertible preferred stock, the third-party valuation firm has determined fair value of the convertible preferred stock at each balance sheet date by considering a number of objective and subjective factors, including valuation of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock, and general and industry specific economic outlook, among other factors.
Remaining Term. The Company derived the expected term based on the time from the balance sheet date until the preferred stock warrant’s expiration date.
Expected Volatility. Since the Company was a private entity with no historical data regarding the volatility of its preferred stock, the expected volatility used is based on volatility of a group of similar entities. In evaluating similarity, the Company considered factors such as industry, stage of life cycle and size.
Risk-Free Interest Rate. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term of the warrants.
Expected Dividend Rate. The Company has never paid any dividends and does not plan to pay dividends in the foreseeable future and, therefore, used an expected dividend rate of zero in the valuation model.
Derivative liability—These amounts represent potential future obligations to transfer assets to the holders at a future date. The fair value of the derivative liability has historically been determined by a third-party valuation firm (Level 3 of the fair value hierarchy table) (see further discussion in Note 5). Because there has been no public market for the Company’s common stock, the third-party valuation firm has determined fair value of the stock at each balance sheet date by considering a number of objective and subjective factors, including valuation of comparable companies, sales of common stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock, and general and industry specific economic outlook, among other factors. The derivative liability is marked-to-market each measurement period and any change in fair value is recorded in the statements of operations.
The fair value of the derivative liability as of June 30, 2019 was determined using the following assumptions: contractual term of 0.2 years, expected volatility of 70.00%, risk-free rate of 1.75%, and expected dividend yield of 0%.
Common stock warrant liability—These amounts represent potential future obligations to transfer assets to the holders at a future date. The fair value of the warrants has historically been determined by a third-party valuation firm (Level 3 of the fair value hierarchy table) (see further discussion in Note 5). Because there has been no public market for the Company’s common stock, the third-party valuation firm has determined fair value of the stock at each balance sheet date by considering a number of objective and subjective factors, including valuation of comparable companies, sales of common stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock, and general and industry specific economic outlook, among other factors. These warrants are remeasured to fair value at each balance sheet date, and any change in fair value is recognized as a change in fair value of warrant liability in the statements of operations. The Company estimated the fair value of these warrants at the respective balance sheet dates using the Black-Scholes option-pricing model.
Inputs used to determine estimated fair value of the warrant liabilities include the estimated fair value of the underlying stock at the valuation date, the estimated term of the warrants, risk-free interest rates, expected dividends and the expected volatility of the underlying stock. The most significant unobservable inputs used in the fair value measurement of the warrant liability are the fair value of the underlying stock at the valuation date and the estimated term of the warrants. Generally, increases (decreases) in the fair value of the underlying stock and estimated term would result in a directionally similar impact to the fair value measurement.
The fair value of the warrants as of June 30, 2019 was determined using the following assumptions: contractual term of 4.6 years, expected volatility of 70.00%, risk-free rate of 1.75%, and expected dividend yield of 0%.

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial instruments as follows (in thousands):

	Derivative Liability	Common Stock Warrant Liability	Redeemable Convertible Preferred Stock Warrant Liability	Contingent Consideration Liabilities
Fair value as of December 31, 2017	$—	$—	$486	$148
Change in fair value	—	—	(244)	(3)
Fair value as of December 31, 2018	—	—	242	145
Fair value of financial instruments issued (unaudited)	996	1,029	—	—
Change in fair value (unaudited)	11	17	(240)	—
Fair value as of June 30, 2019 (unaudited)	$1,007	$1,046	$2	$145
Leases
On January 1, 2019, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 842, Leases (“ASC 842), using the modified retrospective method for all lease arrangements at the beginning of the period of adoption. Results for reporting periods beginning January 1, 2019 are presented under ASC 842, while prior period amounts were not adjusted and continue to be presented in accordance with the Company’s historical accounting under ASC Topic 840, Leases. ASC 842 had an impact on the Company’s Condensed Balance Sheet but did not have a significant impact on the Company’s net loss.
Under ASC 842, the Company determines if an arrangement is a lease at inception. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets, lease liabilities and, if applicable, long-term lease liabilities. The Company has elected the practical expedient not to recognize on the balance sheet leases with terms of one-year or less and not to separate lease components and non-lease components for long-term real-estate leases. Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company estimates the incremental borrowing rate based on industry peers in determining the present value of lease payments. The Company’s facility operating lease has one single component. The lease component results in a right-of-use asset being recorded on the balance sheet and amortized as lease expense on a straight-line basis in the Company’s statements of operations.
Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock is classified as a mezzanine instrument outside of the Company’s capital accounts. Accretion of redeemable convertible preferred stock includes the greater of an adjustment to fair market value or the accrual of dividends on and accretion of issuance costs of the Company’s redeemable convertible preferred stock. The carrying values of the redeemable convertible preferred stock are increased or reduced by periodic accretion or reduction to their respective redemption values, using the effective interest method, from the date of issuance to the earliest date the holders can demand redemption. These increases are recorded as charges against additional paid-in capital balance until the additional paid-in capital balance is reduced to zero. At that time, additional accretion adjustments are recorded as additions to accumulated deficit.
Preferred stock issuance costs represent costs related to the Company issuing redeemable convertible preferred stock. These amounts are included as a reduction of redeemable convertible preferred stock and are amortized over the estimated redemption period. Amortization of preferred stock issuance costs amounted to approximately $20,000 for the six months ended June 30, 2019 and 2018.

Redeemable Convertible Preferred Stock Warrants
The Company accounts for warrants to purchase shares of its redeemable convertible preferred stock as liabilities at their estimated fair value because the underlying shares are redeemable, which may obligate the Company to transfer assets to the holders at a future date. The warrants are subject to remeasurement to fair value at each balance sheet date, and any fair value adjustments are recognized as change in fair value of redeemable convertible preferred stock warrant liability in the statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the redeemable convertible preferred stock warrants, conversion of redeemable convertible preferred stock into common stock, or until holders of the redeemable convertible preferred stock can no longer trigger a deemed liquidation event. At that time, the redeemable convertible preferred stock warrant liability will be adjusted to fair value in the statements of operations with the final fair value reclassified to equity.
Revenue Recognition
The Company recognizes revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with customers the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations. At contract inception, the Company assesses the goods or services promised within each contract and assesses whether each promised good or service is distinct and determines those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.
To date, the Company’s drug candidates have not been approved for sale by the FDA and the Company has not generated or recognized any revenue from the sale of products.
In March 2015, the Company entered into a license and collaboration agreement with Kaken Pharmaceutical, Co., Ltd. (“Kaken”), which is referred to as the “Collaboration Agreement”. Under the Collaboration Agreement, the Company granted to Kaken an exclusive right to develop, manufacture and commercialize the Company’s sofpironium bromide compound (formerly BBI-4000), a topical anticholinergic, in Japan and certain other Asian countries (the “Territory”). In exchange, Kaken paid the Company an upfront, non-refundable payment of $11.0 million (the “upfront fee”). In addition, the Company is entitled to receive aggregate payments of up to $10.0 million upon the achievement of specified development milestones, and $30.0 million upon the achievement of commercial milestones, as well as tiered royalties based on a percentage of net sales of licensed products in the Territory. The Collaboration Agreement further provides that Kaken will be responsible for funding all development and commercial costs for the program in the Territory and, until such time, if any, as Kaken elects to establish its own source of supply of drug product, Kaken can purchase product supply from the Company to perform all non-clinical studies, and Phase I and Phase II clinical trials in Japan at cost. Kaken is also required to enter into negotiations with the Company, to supply the Company, at cost, with clinical supplies to perform Phase III clinical trials in the U.S.
Collaboration arrangement subsequent to adoption of Topic 606
The Company evaluates collaboration arrangements to determine whether units of account within the collaboration arrangement exhibit the characteristics of a vendor and customer relationship. The Company determined that the licenses transferred to Kaken in exchange for the upfront fees were representative of this type of a relationship. If a license to our intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenues from non-refundable, upfront fees allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are bundled with other performance obligations, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. The Company evaluates the measure of progress each reporting period and, if necessary, adjust the measure of performance and related revenue recognition on a prospective basis.
Under Topic 606, the Company evaluated the terms of the Collaboration Agreement and the transfer of intellectual property and manufacturing rights (the “license”) was identified as the only performance obligation as of the inception of the agreement. The Company concluded that the license for the intellectual property was distinct from its ongoing supply obligations. The Company further determined that the transaction price under the arrangement was comprised of the $11.0 million upfront payment. The future potential milestone amounts were not included in the transaction price, as they were all determined to be fully constrained. As part of our evaluation of the development and regulatory milestones constraint, the Company determined that the achievement of such milestones is contingent upon success in future clinical trials and regulatory approvals, each of which is uncertain at this time. The Company will re-evaluate the transaction price each quarter and as uncertain events are resolved or other changes in circumstances occur. Future potential milestone amounts would be recognized as revenue from collaboration arrangements, if unconstrained. The remainder of the arrangement, which largely consisted of both parties incurring costs in their respective territories, provides for the reimbursement of the ongoing supply costs. These costs were representative of a collaboration arrangement outside of the scope of Topic 606 as it does not have the characteristics of a vendor and customer relationship. Reimbursable program costs are recognized proportionately with the delivery of drug substance and are accounted for as reductions to research and development expense and are excluded from the transaction price.
Under Topic 606, the entire transaction price of $11.0 million was allocated to the license performance obligation. The license was deemed to be delivered in 2015 in connection with the execution of the Collaboration Agreement and upon transfer of the underlying intellectual property the performance obligation was fully satisfied. As a result, a cumulative adjustment to reduce deferred revenue and the corresponding sublicensing costs of $2.7 million was recorded upon the adoption of Topic 606 on January 1, 2018. As of June 30, 2019, the Company does not have a deferred revenue or deferred sublicensing costs balance related to the upfront fee on the balance sheet.
In May 2018, the Company entered into an amendment to the Collaboration Agreement (as further amended, “Collaboration Agreement”), pursuant to which, the Company received an upfront non-refundable fee of $15.6 million (the “Collaboration R&D Payment”), which was initially recorded as deferred revenue, to provide the Company with research and development funds to conduct certain clinical trials related to sofpironium bromide. These clinical trials have a benefit to Kaken and have the characteristics of a vendor and customer relationship. The Company has accounted for these under the provisions of Topic 606. This Collaboration R&D Payment will be initially recognized using an input method over the average estimated performance period of 1.45 years in proportion to the cost incurred. Upon receipt of the Collaboration R&D Payment, on May 31, 2018, a milestone payment originally due upon the first commercial sale in Japan was removed from the Collaboration Agreement and all future royalties to the Company under the Collaboration Agreement were reduced 150 basis points.
Consequently, during the three and six months ended June 30, 2019, the Company recognized revenue of $2.6 million and $6.1 million, respectively related to the Collaboration R&D Payment. As of June 30, 2019, the Company has a deferred revenue balance related to the Collaboration R&D Payment of $3.6 million, of which $3.0 million, is recorded in deferred revenue, current portion on the accompanying balance sheets.
Milestones
At the inception of each arrangement that includes milestone payments (variable consideration), the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within our or our collaboration partner’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received. The transaction price is then allocated to each performance obligation on a relative stand-alone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. At the end of each subsequent reporting period, the Company re-evaluates the probability of achievement of such milestones and any related constraint, and if necessary, adjust the Company’s estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect license, collaboration or other revenues and earnings in the period of adjustment.
In October 2017, the Company entered into an amendment to the Collaboration Agreement, pursuant to which, the Company granted Kaken a prepayment option (the “Kaken Option”) on 50% of the Initiation of Phase III milestone (the “Phase III milestone”). The Kaken Option was exercisable by Kaken within 25 business days of receipt of the BBI-4000-CL-203 study topline results. In December 2017, Kaken exercised the Kaken Option and paid the Company $5.0 million (the “Kaken Option Payment”). Upon receipt of the non-refundable Kaken Option Payment, the Company provided Kaken the right to negotiate an exclusive license to develop, manufacture and commercialize each of the Company’s other product candidates in Japan (“ROFN Agreement”). Under the ROFN Agreement, following the completion of any Initial Proof of Concept Clinical Trial (“Initial POC”) for the Company’s other product candidates, the Company must provide Kaken with certain information relating to the results of the clinical trial (“Initial POC Package”). The ROFN Agreement is exercisable by Kaken within 30 days of receipt of the Initial POC Package. In December 2017, the Company recognized collaboration revenue related to the Collaboration Agreement of $5.0 million, in connection with the Kaken Option. Additionally, the Company recognized sublicensing costs of $1.0 million, which are included in general and administrative expenses.
The Collaboration Agreement was further amended in March 2018 to accelerate payment of the Phase III milestone. The Phase III milestone was modified to be due upon the successful completion of the End of Phase 2 Meeting with the PMDA by Kaken on March 8, 2018, as determined by Kaken in its reasonable discretion (the “Third Milestone”). In March 2018, Kaken triggered the Third Milestone and paid the Company $5.0 million (the “Third Milestone Payment”). Upon receipt of the non-refundable Third Milestone Payment, the ROFN Agreement was amended (the “Amended ROFN Agreement”) to grant an additional option to exercise upon completion of a Subsequent Clinical Trial (first clinical trial after the Initial POC) for the Company’s other product candidates.

The Company has determined that the ROFN Agreement is not a material right and has not allocated transaction price to this provision. As of June 30, 2019, Kaken has not exercised the Amended ROFN Agreement. In March 2018, the Company recognized collaboration revenue related to the Collaboration Agreement of $5.0 million in connection with the Third Milestone. Additionally, the Company recognized sublicensing costs of $1.0 million, which are included in general and administrative expenses.
Royalties
For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and for which the license is deemed to be the predominant item to which the royalties relate, the Company recognized revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any royalty revenue from any collaborative arrangement.
Under collaborative arrangements, the Company has been reimbursed for a portion of the Company’s research and development expenses, including costs of drug supplies. When the research and development services are performed under a reimbursement or cost sharing model with a collaboration partner, the Company records these reimbursements as a reduction of research and development expense in the Company’s statements of operations.

Net Income (Loss) per Common Share
Basic and diluted net income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding. When the effects are not anti-dilutive, diluted earnings per share is computed by dividing the Company’s net earnings by the weighted average number of common shares outstanding and the impact of all dilutive potential common shares.
Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period, including stock options and warrants, using the treasury stock method, and redeemable convertible preferred stock, using the if-converted method. In computing diluted earnings per share, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Potentially dilutive common share equivalents are excluded from the diluted earnings per share computation in net loss periods, since their effect would be anti-dilutive.
The following table sets forth the potential common shares excluded from the calculation of net loss per common share, because their inclusion would be anti-dilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)
Redeemable convertible preferred stock (as converted into common stock)	3,639,905	3,639,905	—	3,639,905
Promissory notes convertible into Series C-1 Redeemable Convertible Preferred Stock (as converted into common stock)	489,065	—	489,065	—
Options to purchase common stock	1,811,800	1,350,000	1,811,800	1,350,000
Warrants to purchase common stock	399,496	160,365	399,496	160,365
Warrants to purchase redeemable convertible preferred stock (as converted into common stock)	26,087	26,087	26,087	26,087
	6,366,353	5,176,357	2,726,448	5,176,357

NOTE 3. RECENT ACCOUNTING PRONOUNCEMENTS
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which amends certain disclosure requirements over Level 1, Level 2 and Level 3 fair value measurements. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2018-13, but does not anticipate it will have a material impact on its disclosures.
In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 is aimed at making leasing activities more transparent and comparable, and requires substantially all leases be recognized by lessees on their balance sheets as a right-of-use asset and corresponding lease liability, including leases currently accounted for as operating leases. The Company adopted ASU 2016-02 on January 1, 2019 using the modified retrospective approach. The adoption did not have a material impact on the Company’s statements of operations. The new standard has required the Company to establish liabilities and corresponding right-of-use assets on its condensed balance sheet for operating leases of $0.2 million that existed as of the January 1, 2019 adoption date. The impact on the Condensed Balance Sheets as of January 1, 2019 was as follows:

Balance Sheet	Topic 840 January 1, 2019	Topic 842 January 1, 2019	Impact of Adoption
Operating lease right-of-use asset	$—	$219	$219
Lease liability, current portion	—	(68)	(68)
Lease liability, net of current portion	—	(151)	(151)

NOTE 4. ACCRUED LIABILITIES

Accrued liabilities consisted of the following (in thousands):

	June 30, 2019	December 31, 2018
	(unaudited)
Accrued compensation	$428	$569
Accrued note issuance costs	587	587
Accrued professional fees	1,458	1,269
Accrued contracted research and development services	1,566	847
	$4,039	$3,272

NOTE 5. CONVERTIBLE PROMISSORY NOTES
In March 2019, the Company initiated a convertible promissory notes offering pursuant to which the Company issued unsecured convertible promissory notes (the “Prom Notes”), bearing interest at 12.00% and maturing in one year and can be converted into shares of Series C-1 redeemable convertible preferred stock or the most senior preferred equity outstanding at the time of conversion at the option of the holder at a conversion price of $10.72 per share. In addition, the Prom Notes will automatically convert if a qualified financing of at least $15.0 million occurs before maturity and such mandatory conversion price will equal 80% of the effective price per share paid in the qualified financing, but not to exceed $13.40 per share. As of June 30, 2019, the Company had raised an aggregate principal amount of $5.1 million in Prom Notes.
The Prom Notes also provide for the issuance of warrants at 50% coverage, to acquire a minimum of 239,131 shares of common stock. The warrants are exercisable for a term of five years at an exercise price of $14.74 or 10% premium to the effective price per share paid in the qualified financing. The Company evaluated the various financial instruments under ASC 480 and ASC 815 and determined the warrants required fair value accounting. The fair value of the warrants was recorded as a warrant liability upon issuance. The fair value of the warrants on the date of issuance of $1.0 million was determined by a third-party valuation firm. The fair value of the warrants was recorded as a debt discount upon issuance and will be amortized to interest expense over the term of the Prom Notes based on the effective interest method.
The Company analyzed the conversion feature of the agreement for derivative accounting consideration under ASC 815 and determined that the embedded conversion features should be classified as a derivative because the exercise price of the Prom Notes are subject to a variable conversion rate. The Company has determined that the variable conversion feature is a redemption feature that is not clearly and closely related to the Prom Notes and is therefore required to be bifurcated. In accordance with AC 815, the Company has bifurcated the conversion feature of the Prom Notes and recorded a derivative liability.
The embedded derivative for the Prom Notes is carried on the Company’s balance sheet at fair value. The derivative liability is marked-to-market each measurement period and any change in fair value is recorded as a component of the statements of operations. The fair value of the derivative liability on the date of issuance of $1.0 million was determined by a third-party valuation firm. The fair value of the conversion feature was recorded as a debt discount upon issuance and will be amortized to interest expense over the term of the Prom Notes based on the effective interest method.
The Company then evaluated the conversion option to discern whether a beneficial conversion feature existed based upon comparing the effective exercise price of the convertible notes to the fair value of the shares they are convertible into. The Company concluded no beneficial conversion feature existed. During the three and six months ended June 30, 2019 recognized $0.5 million of interest expense, including $0.4 million of accretion of discounts using an effective interest rate of 12.00%.

As of June 30, 2019, there were unaccreted debt discounts of $1.6 million, which were recorded as a direct deduction from convertible promissory notes on the accompanying balance sheets.

NOTE 6. NOTE PAYABLE
Note Payable
On February 18, 2016, the Company entered into a loan and security agreement (the “Loan Agreement”) with Hercules Capital, Inc. (the “Lender”) under which the Company borrowed $7.5 million upon the execution of the Loan Agreement on February 18, 2016. The interest rate applicable to each tranche is variable based upon the greater of either (i) 9.2% and (ii) the sum of (a) the Prime Rate as reported in The Wall Street Journal minus 3.5%, plus (b) 9.2%; notwithstanding the above, such rate shall not exceed the permissible rates of interest on commercial loans under the laws of the State of California. Payments under the Loan Agreement were interest only until June 1, 2017, followed by equal monthly payments of principal and interest through the scheduled maturity date on September 1, 2019.
The Company’s obligations under the Loan Agreement are secured by a first priority security interest in substantially all of the Company’s assets, other than its intellectual property. The Company also has agreed not to pledge or otherwise encumber its intellectual property assets, except that the Company may grant non-exclusive licenses of intellectual property entered into in the ordinary course of business, and licenses approved by the Company’s Board of Directors that may be exclusive in respects other than territory and may be exclusive as to territory as to discrete geographical areas outside of the United States.
The Company has paid the Lender a facility fee of $150,000 in connection with the Loan Agreement. In addition, if the Company repays all or a portion of the loan prior to maturity, it will pay the Lender a prepayment penalty fee, based on a percentage of the then outstanding principal balance, equal to 3% if the prepayment occurs prior to February 19, 2017, 2% if the prepayment occurs prior to February 19, 2018, or 1% if the prepayment occurs thereafter. In addition, the Company is required to make an end of term payment of 4.5% of the sum of (i) term loan advances, plus (ii) 50% of the aggregate unfunded term loan commitments.
The Loan Agreement was amended in December 2017 (as further amended, “Loan Agreement”) to provide for an additional three-month interest only period ending on March 1, 2018, at which time the outstanding loan balance would continue to be paid in equal monthly installments of principal and interest. Pursuant to the Loan Agreement, the end of term payment was increased by $30,500.
The Loan Agreement was further amended in March 2018 to provide for an additional two-month interest only period ending on June 1, 2018, at which time the outstanding loan balance would continue to be paid in equal monthly installments of principal and interest. Pursuant to the Loan Agreement, a facility fee of $25,000 was paid upon execution and the end of term payment was increased by $25,000.
The Loan Agreement was again amended in July 2018 to provide for an additional three-month interest only period ending on October 1, 2018, at which time the outstanding loan balance would continue to be paid in equal monthly installments of principal and interest. Pursuant to the Loan Agreement, a facility fee of $25,000 was paid upon execution and the end of term payment was increased by $25,000.
The Loan Agreement includes customary affirmative and restrictive covenants, and also includes customary events of default, including payment defaults, breaches of covenants following any applicable cure period, a material impairment in the perfection or priority of the Lender’s security interest or in the value of the collateral, and a material impairment of the prospect of repayment of the loans. Upon the occurrence of an event of default and following any applicable cure periods, a default interest rate of an additional 4% may be applied to the outstanding loan balances, and the Lender may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement.

Under the Loan Agreement, the Company grants the Lender the right to participate in and/or designate one or more of its affiliates to participate in any subsequent financing in an amount up to $1.0 million on the same terms, conditions and pricing afforded to other participating in such subsequent financing.
Note payable at June 30, 2019 consisted of the following (in thousands):

Face value of note payable	$7,500
Accrued interest	30
Discounts on note payable related to warrants	(329)
Note payable issuance costs	(1,061)
6,140
Principal payments through June 30, 2019	(4,300)
Accumulated accretion	1,344
Note payable	$3,184
The following is a schedule of aggregate note payable maturities, excluding the unamortized amount related to the end of term payment, for each of the years subsequent to June 30, 2019 (in thousands):

Year Ending December 31,
2019	$3,199
$3,199
In connection with the Loan Agreement, the Company issued warrants to the Lender, which are exercisable for 26,087 shares of Series C redeemable convertible preferred stock at a per share exercise price of $11.50 (the “Warrants”). The Warrants will terminate, if not earlier exercised, on February 18, 2026. The fair value of the warrants was recorded as a redeemable convertible preferred stock warrant liability upon issuance. The fair value of the warrants on the date of issuance of $0.3 million was determined using the Black-Scholes option-pricing model. The fair value of the warrants was recorded as a debt discount upon issuance and will be amortized to interest expense over the term of the loan based on the effective interest method.
As of June 30, 2019, there were unaccreted debt discounts and issuance costs of $0.1 million, which were recorded as a direct deduction from note payable on the accompanying balance sheets.

NOTE 7. COMMITMENTS AND CONTINGENCIES
Operating Leases
In August 2016, the Company entered into a five-year lease for office space in Boulder, Colorado that expires on October 31, 2021 (the “Boulder Lease”) subject to the Company’s option to renew the Boulder Lease for two additional terms of three years each. Pursuant to the Boulder Lease, the Company leased 3,038 square feet of space in a multi-suite building. Rent payments under the Boulder Lease included base rent of $4,430 per month during the first year of the Boulder Lease with an annual increase of 3.5%, and additional monthly fees to cover the Company’s share of certain facility expenses, including utilities, property taxes, insurance and maintenance, which were $2,160 per month during the first year of the Boulder Lease.
The Company recognized a right-of-use asset and corresponding lease liability on January 1, 2019, by calculating the present value of lease payments, discounted at 12.0%, the Company’s estimated incremental borrowing rate, over the 2.8 years expected remaining term. As the Company’s lease does not provide an implicit rate, the Company estimated the incremental borrowing rate based on industry peers. Industry peers consist of several public companies in the biotechnology industry with comparable characteristics, including clinical trials progress and therapeutic indications. Amortization of the operating lease right-of-use asset for the Boulder Lease amounted to $17,000 and $33,000 for the three and six months ended June 30, 2019, respectively, and was included in operating expense. As of June 30, 2019, the remaining lease term was 2.3 years.
The terms of the Boulder Lease provide for rental payments on a monthly basis on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period. Lease expense for the three and six months ended June 30, 2019 and 2018 was $0.1 million.

NOTE 8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

As of June 30, 2019 and December 31, 2018, the Company had authorized 4,446,228 and 4,182,943 shares of redeemable convertible preferred stock, par value of $0.0001, of which 1,162,505 are designated Series A redeemable convertible preferred stock (“Preferred Stock A”), 882,216 are designated Series B redeemable convertible preferred stock (“Preferred Stock B”), 869,565 are designated Series C redeemable convertible preferred stock (“Preferred Stock C”) and 1,531,942 are designated Series C-1 redeemable convertible preferred stock (“Preferred Stock C-1”)
In connection with the issuance of the Preferred Stock A, B, C and C-1 (the “Preferred Stock”), the Company incurred approximately $0.5 million of issuance costs. The unaccreted discount as of June 30, 2019 and December 31, 2018 amounted to approximately $0.1 million.
Redeemable convertible preferred stock consisted of the following (in thousands, except share data):

	June 30, 2019
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Par Value	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A	1,162,505	1,162,505	$1,163	$12,160	$12,164	1,162,505
Series B	882,216	828,998	829	10,080	10,084	828,998
Series C	869,565	743,326	743	11,616	11,630	743,326
Series C-1	1,531,942	905,076	905	14,078	14,139	905,076
	4,446,228	3,639,905	$3,640	$47,934	$48,017	3,639,905

	December 31, 2018
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Par Value	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A	1,162,505	1,162,505	$1,163	$16,098	$11,898	1,162,505
Series B	882,216	828,998	829	13,011	9,803	828,998
Series C	869,565	743,326	743	13,018	11,418	743,326
Series C-1	1,268,657	905,076	905	16,163	13,866	905,076
	4,182,943	3,639,905	$3,640	$58,290	$46,985	3,639,905
The rights, preferences and privileges of the Preferred Stock are as follows:
Dividends
The Company recognizes certain dividend rights for the holders of the Preferred Stock, in that these holders will receive preference to any declaration or payment of dividends at the rate of 8% of the original issue price of $5.3333 of Preferred Stock A, $8.14 of Preferred Stock B, $11.50 of Preferred Stock C, and $13.40 of Preferred Stock C-1 per share per annum, compounded annually, on each outstanding share. Holders of Preferred Stock A, B, C and C-1 rank pari passu with respect to the payment of accrued dividends.

In May 2019, the Company amended dividend rights that have accrued through May 31, 2019 whereby the accrued dividends payable to the holders of the Company’s outstanding preferred stock will settle with shares of the Company’s common stock in lieu of cash. Dividends will not continue to accrue after May 31, 2019.
Accrued dividends at June 30, 2019 amounted to $6.0 million ($5.13 per share), $3.3 million ($4.02 per share), $3.1 million ($4.15 per share), and $2.0 million ($2.22 per share) on Preferred Stock A, B, C and C-1, respectively. Accrued dividends at December 31, 2018 amounted to $5.7 million ($4.90 per share), $3.1 million ($3.68 per share), $2.9 million ($3.86 per share), and $1.7 million ($1.92 per share) on Preferred Stock A, B, C and C-1, respectively. Accrued dividends are included as a component of redeemable convertible preferred stock in the accompanying balance sheets.

Liquidation Preference
Preferred Stock carries certain liquidation rights upon the liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (including a change in control), whereas before any distribution or payment shall be made to the holders of any common stock, the holders of the Preferred Stock shall be entitled to be paid an amount equal to the original purchase price plus any accrued but unpaid dividends out of the assets of the Company legally available for distribution for each share. If the assets of the Company available for distribution upon liquidation are not sufficient to pay the preferred stock preference amount, the assets will be distributed ratably among the holders of the Preferred Stock in proportion to the full amount of the preference amount such holder is otherwise entitled to receive.
Any proceeds remaining after the distribution of the preference amount shall be distributed pro rata to the holders of the Preferred Stock (on as-if-converted to Common Stock basis) and the holders of Common Stock.
Conversion
Preferred Stock may be converted into common stock at the initial conversion ratio of 1:1, which ratio shall be altered in accordance with stock dividends, splits, combinations and other similar events, including the sale of additional shares of common or preferred stock at an effective price per common share lower than the conversion price then in effect. Each share of the Preferred Stock will automatically convert into shares of common stock, at the applicable conversion ratio of each series of redeemable convertible preferred stock then in effect, upon (i) a qualified public offering with net proceeds of not less than $30 million and a price of not less than $57.50 per share, subject to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization, or (ii) the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of Preferred Stock voting together as a single class on an as-if-converted to Common Stock basis.
Redemption
At any time after July 16, 2021, the holders of the Company’s Preferred Stock will have the right to require the Company to redeem all or a portion of their shares for cash at a redemption price equal to the greater of: (i) the purchase price of such shares plus all accrued and unpaid dividends thereon, or the (ii) fair market value of the shares.
Voting Rights
The holders of Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Holders of Preferred Stock have the right to vote the number of shares equal to the number of shares of common stock into which such Preferred Stock could convert on the record date for determination of stockholders entitled to vote. The holders of the majority of Preferred Stock, voting separately as a single class, are entitled to elect two directors of the Company.

NOTE 9. STOCK-BASED COMPENSATION
Total stock-based compensation expense related to stock options granted under the 2009 Plan was allocated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Research and development	$78	$93	$156	$187
General and administrative	221	82	527	178
Total stock-based compensation expense	$299	$175	$683	$365

NOTE 10. STOCKHOLDERS’ DEFICIT
Common Stock
As of June 30, 2019, the Company had authorized 10,000,000 shares of common stock, par value $0.0001 per share.

The Company has reserved authorized shares of common stock, on an as-converted basis, for future issuance at June 30, 2019 as follows:

2019
Conversion of Preferred Stock A	1,162,505
Conversion of Preferred Stock B	828,998
Conversion of Preferred Stock C	743,326
Conversion of Preferred Stock C-1	905,076
Preferred Stock C warrants issued with note payable	26,087
Conversion of convertible promissory notes	489,065
Common stock warrants	399,496
Common stock options outstanding	1,811,800
Options available for grant under the 2009 Plan	2,607,274
8,973,627

NOTE 11. SUBSEQUENT EVENTS
Bridge Financing—Convertible Promissory Notes with Warrants
In July 2019, the Company issued additional Prom Notes under substantially similar terms and related common warrants for gross proceeds of $775,000.
Evaluation Date
The Company has evaluated events that have occurred after the balance sheet date through July 12, 2019, which is when these financial statements were issued.